UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)	October 4, 2005
Delphi Corporation
(Exact Name of Registrant as Specified in Its Charter)

Delaware	1-14787	38-3430473
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5725 Delphi Drive, Troy, MI	48098
(Address of Principal Executive Offices)	(Zip Code)

(248) 813-2000
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT
Beginning, October 4, 2005, Delphi Corporation (“Delphi” or the “Company”), entered into employment agreements with each of its officers in the United States, as more fully detailed below. The agreements are effective as of September 8, 2005.
Following the recommendation of newly appointed Chairman and Chief Executive Officer, Robert S. “Steve” Miller, the Compensation Committee of Delphi’s Board of Directors began a systematic review of Delphi’s various compensation and benefit programs with the assistance of its outside advisors, Watson Wyatt. After reviewing the various separation programs in place at Delphi it was determined that the service based separation policy that Delphi had for all salaried employees was not competitive for executives. As a result of that study, the Compensation Committee of the Board of Directors’ recently approved certain modifications to the separation policies which apply to executives, and determined to enter into employment agreements between Delphi and each of its officers in the United States, including the executive officers, other than Mr. Miller.
The form of employment agreement is attached as an exhibit to this filing. Generally such agreements provide for a severance payment in the event the officer’s employment is terminated by the Company without cause or by the officer for good reason, as such terms are defined in the attached agreement. Payment of severance is conditioned on the officer’s agreement to confidentiality, non-compete and non-solicitation provisions as well as the execution of a standard release of claims in the event of any such employment termination. The agreements cover approximately 21 individuals, including the executive officers.
Policy modifications were also made for the remaining U.S. executives. Such policy changes provide variable severance amounts depending on level of responsibility ranging from equivalent 12 months base pay plus target bonus to 12 months base pay only.
ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS
(c)	Exhibits. The following exhibit is being filed as part of this report.

Exhibit
Number	Description
99(a)	Form of Employment Agreement
SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DELPHI CORPORATION (Registrant)
Date: October 6, 2005
	By:	/s/ JOHN D. SHEEHAN
(John D. Sheehan, Acting Chief Financial Officer,
Chief Accounting Officer and Controller)

Exhibit Index

Exhibit
Number	Description
99(a)	Form of Employment Agreement